As filed with the Securities and Exchange Commission on October 13, 2023

Registration No. 333-263049

Registration No. 333-209864

Registration No. 333-209825

Registration No. 333-196956

Registration No. 333-167428

Registration No. 333-165123

Registration No. 333-153661

Registration No. 333-146431

Registration No. 333-85383

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 (No. 333-263049)

POST-EFFECTIVE AMENDMENT NO. 1 (No. 333-209864)

POST-EFFECTIVE AMENDMENT NO. 1 (No. 333-209825)

POST-EFFECTIVE AMENDMENT NO. 1 (No. 333-196956)

POST-EFFECTIVE AMENDMENT NO. 2 (No. 333-167428)

POST-EFFECTIVE AMENDMENT NO. 1 (No. 333-165123)

POST-EFFECTIVE AMENDMENT NO. 1 (No. 333-153661)

POST-EFFECTIVE AMENDMENT NO. 2 (No. 333-146431)

POST-EFFECTIVE AMENDMENT NO. 5 (No. 333-85383)

UNDER

THE SECURITIES ACT OF 1933

Activision blizzard, Inc.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	95-4803544 (I.R.S. employer identification no.)

2701 Olympic Boulevard Building B,

Santa Monica, California 90404

(Address of principal executive offices)

AMENDED AND RESTATED ACTIVISION BLIZZARD, INC. 2014 INCENTIVE PLAN

ACTIVISION BLIZZARD, INC. KDE EQUITY INCENTIVE PLAN

activision blizzard, inc. 2014 incentive plan

activision blizzard, inc. 2008 incentive plan

ACTIVISION BLIZZARD, INC. 2007 INCENTIVE PLAN

ACTIVISION, INC. 1999 INCENTIVE PLAN

(Full title of the plan(s))

Keith R. Dolliver
Vice President
Activision Blizzard, Inc.
2701 Olympic Boulevard Building B,

Santa Monica, California 90404

(Name and address of agent for service)

(310) 255-2000

(Telephone number, including area code, of agent for service)

Copies to:

Alan M. Klein

Anthony F. Vernace

William J. Allen

Simpson Thacher & Bartlett LLP
425 Lexington Avenue
New York, NY 10017
(212) 455-2000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☐
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF UNSOLD SECURITIES

Activision Blizzard, Inc., a Delaware corporation (the “Company”), is filing these post-effective amendments (these “Post-Effective Amendments”) to the following Registration Statements on Form S-8 (the “Registration Statements”), which have been previously filed with the Securities and Exchange Commission (the “SEC”), to deregister any and all shares of the Company’s common stock, par value $0.000001 per share (“Common Stock”), registered but unsold or otherwise unissued under each such Registration Statements as of the date hereof:

1.	Registration Statement No. 333-263049, filed with the SEC on February 25, 2022, registering 10,055,358 shares of Common Stock issuable pursuant to the Amended and Restated Activision Blizzard, Inc. 2014 Incentive Plan;

2.	Registration Statement No. 333-209864, filed with the SEC on March 1, 2016, registering 12,924,610 shares of Common Stock issuable pursuant to the Activision Blizzard, Inc. KDE Equity Incentive Plan;

3.	Registration Statement No. 333-209825, filed with the SEC on February 29, 2016, registering 7,909,850 shares of Common Stock issuable pursuant to the Activision Blizzard, Inc. 2014 Incentive Plan;

4.	Registration Statement No. 333-196956, filed with the SEC on June 20, 2014, registering 46,000,000 shares of Common Stock issuable pursuant to the Activision Blizzard, Inc. 2014 Incentive Plan;

5.	Registration Statement No. 333-167428, filed with the SEC on June 9, 2010, registering 56,100,508 shares of Common Stock issuable pursuant to the Activision Blizzard, Inc. 2008 Incentive Plan (the “2008 Plan”), as amended by Post-Effective Amendment No. 1 to Form S-8 Registration Statement filed with the SEC on February 29, 2016, which deregistered 7,846,317 shares of Common Stock under the 2008 Plan previously registered on Registration Statement No. 333-167428;

6.	Registration Statement No. 333-165123, filed with the SEC on March 1, 2010, registering 17,857,000 shares of Common Stock issuable pursuant to the 2008 Plan;

7.	Registration Statement No. 333-153661, filed with the SEC on September 24, 2008, registering 14,878,935 shares of Common Stock issuable pursuant to the 2008 Plan;

8.	Registration Statement No. 333-146431, filed with the SEC on October 1, 2007, registering 35,371,154 shares of Common Stock issuable pursuant to the Activision Blizzard, Inc. 2007 Incentive Plan (the “2007 Plan”), as amended by Post-Effective Amendment No. 1 to Form S-8 Registration Statement filed with the SEC on December 21, 2015, which deregistered 14,897,588 shares of Common Stock under the 2007 Plan previously registered on Registration Statement No. 333-146431; and

9.	Registration Statement No. 333-85383, filed with the SEC on August 17, 1999, registering 87,828,216 shares of Common Stock issuable pursuant to the Activision, Inc. 1999 Incentive Plan (the “1999 Plan”), as amended by Post-Effective Amendment No. 1 to Form S-8 Registration Statement filed with the SEC on October 26, 2001, which contained the form of reoffer prospectus relating to 8,777,217 shares of Common Stock (which may have included certain shares of Common Stock under the 1999 Plan previously registered on Registration Statement No. 333-85383), Post-Effective Amendment No. 2 to Form S-8 Registration Statement filed with the SEC on February 2, 2001, which contained the form of reoffer prospectus relating to 7,482,020 shares of Common Stock (which may have included certain shares of Common Stock under the 1999 Plan previously registered on Registration Statement No. 333-85383), Post-Effective Amendment No. 3 to Form S-8 Registration Statement filed with the SEC on February 9, 2005, which contained the form of reoffer prospectus relating to 7,099,527 shares of Common Stock (which may have included certain shares of Common Stock under the 1999 Plan previously registered on Registration Statement No. 333-85383), and Post-Effective Amendment No. 4 to Form S-8 Registration Statement filed with the SEC on December 21, 2015, which deregistered 55,530 shares of Common Stock under the 1999 Plan previously registered on Registration Statement No. 333-85383.

On January 18, 2022, the Company entered into an Agreement and Plan of Merger (as amended, supplemented or otherwise modified from time to time, the “Merger Agreement”) with Microsoft Corporation, a Washington corporation (“Parent”), and Anchorage Merger Sub Inc. (“Merger Sub”), a Delaware corporation and a wholly owned subsidiary of Parent, providing for, among other things, the merger of Merger Sub with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly owned subsidiary of Parent. The Merger became effective on October 13, 2023, upon the filing of a Certificate of Merger with the Secretary of State of the State of Delaware.

As a result of the Merger, the Company has terminated all offerings of its securities pursuant to the Registration Statements. In accordance with an undertaking made by the Company in the Registration Statements to remove from registration, by means of these Post-Effective Amendments, any securities that had been registered but remain unsold at the termination of the offering, the Company hereby amends the Registration Statements to remove from registration all shares of Common Stock, as applicable, registered under the Registration Statements that remain unsold as of the date of these Post-Effective Amendments.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Redmond, State of Washington, on this October 13, 2023.

ACTIVISION BLIZZARD, INC.

By:	/s/ Keith R. Dolliver
Keith R. Dolliver
Vice President

No other person is required to sign these Post-Effective Amendments to the Registration Statements in reliance on Rule 478 of the Securities Act of 1933, as amended.